Exhibit 10.2.2

GEOVAX, INC.

SALARY DEFERRAL AGREEMENT

This Salary Deferral Agreement (the “Agreement”) is entered into as of April 25, 2016 by and between GeoVax, Inc., a Georgia Corporation (the “Company”), and Mark W. Reynolds (the “Employee”).

Whereas, the Company and Employee recognize that it is in the best interests of the Company, its shareholders, and its collective Employees to conserve the Company’s cash resources; and

Whereas, as part of its cash conservation measures, the Company is asking certain of its employees to accept salary reductions and/or deferrals;

Whereas, Employee currently is currently earning an annualized gross salary of $234,392 (“Base Salary”);

Now, therefore, the parties hereby agree as follows:

1.	Salary Deferral.
Effective May 1, 2016, Employee agrees to accept a deferral of 40% of his Base Salary, which amount will be accrued and paid to Employee as described below.

2.	Discontinuance of Salary Reduction and/or Deferral
Employee’s Salary Deferral pursuant to this Agreement shall end upon the earlier of (i) a significant event (to include financing, corporate partnership, etc., as determined by the Company), or (ii) December 31, 2016 (the “Discontinuance Date”).

3.	Payment of Accumulated Deferred Salary.
At the Discontinuance Date, the Company in its sole discretion will determine the form of payment to be made to Employee for the accumulated Deferred Salary. Such payment may be made in cash, in the form of Company Stock, or in a combination of cash and stock.

ACCEPTANCE

Employee		Date

Agreed:
GeoVax, Inc.
By: